Exhibit 99.1

Advanced Cell Technology Receives FDA Clearance For Clinical Trials Using Embryonic Stem Cells to Treat Age-Related Macular Degeneration

Represents A Large Market Opportunity, With No Treatments Currently Available

MARLBOROUGH, MA – January 3, 2011.  Advanced Cell Technology, Inc. (“ACT”; OTCBB:ACTC), a leader in the field of regenerative medicine, announced today that the US Food and Drug Administration (FDA) has cleared the Company’s Investigational New Drug (IND) application to treat Dry Age-Related Macular Degeneration (AMD) using retinal pigment epithelial (RPE) cells derived from human embryonic stem cells (hESCs).  ACT is now permitted to initiate a Phase I/II multicenter clinical trial to treat patients with Dry AMD, the most common form of macular degeneration in the world.  There are currently no treatments available for this prevalent disease of an aging global population.  Dry AMD, representing a substantial global market opportunity and afflicts between 10-15 million Americans.

Age-Related Macular Degeneration has two predominant forms, wet and dry.  Dry AMD is the most common form, accounting for almost 90% of all cases.  The progress of Dry AMD includes a breakdown or thinning of the layer of RPE cells in the patient’s macula, the region at the center of the retina responsible for high acuity vision.  Over time, the progressive loss of RPE cells and accompanying loss of photoreceptors can cause severe vision loss and even blindness.

“ACT is now the first company to receive FDA clearance for two hESC trials, and is now a true translational leader in the field of regenerative medicine,” said Gary Rabin, Interim Chairman and CEO of ACT.  “It marks a major step forward, not just within the stem cell sector, but, potentially for modern healthcare techniques.  We plan to proceed into the clinic with both of our hESC-based programs as quickly as possible.  .”

The Phase I/II trial will be a prospective, open-label study that is designed to determine the safety and tolerability of the RPE cells following sub-retinal transplantation into patients with Dry AMD.  Twelve patients will be enrolled in the study at multiple clinical sites.  Sites currently under consideration are the Jules Stein Eye Institute at UCLA, and the Ophthalmology Department at Stanford University School of Medicine.  Additional sites may be considered.

“Dry AMD is the leading cause of blindness in individuals over the age of 55,” stated Robert Lanza, MD, ACT’s Chief Scientific Officer.   “As the population ages, the incidence of AMD is expected to double over the next 20 years, further exacerbating this unmet medical need.  Using our clinical-grade hESC lines, we are able to generate a virtually unlimited and reproducible supply of healthy RPE cells.  Because only a small number of cells (50-200K) are needed to treat each patient, manufacturing and distribution of the therapeutic product is scalable with many similarities to the drug businesses that pharmaceutical companies understand well.  Based on our animal model studies, we are very excited about the opportunity to treat patients.  In a rat model of macular degeneration, we have seen a remarkable improvement in visual performance over untreated animals, without any adverse effects.  We have also maintained near-normal function in a mouse model of Stargardt’s Disease, a form of juvenile macular degeneration.  In addition to this trial, we plan to concurrently use our RPE cells in our Phase I/II Clinical Trial for Stargardt’s Disease, which received the green light from the FDA in November.  We hope to see a similar benefit in both Stargardt’s Disease and Dry AMD patients.”

ACT’s Dry AMD therapeutic program uses RPE cells derived from hESCs to replace the lost RPE cells in the patient’s eyes.  ACT’s proprietary RPE cell manufacturing process is protected by a number of broad patents, as is the use of hESC-derived RPE cells for treating macular degeneration. While the initial portion of the clinical trial will focus on safety, in subsequent clinical trials the Company hopes to demonstrate that the RPE cells injected into the retinal space will be capable of slowing or halting progression of the disease, and potentially even restoring some visual acuity to patients.

“It is estimated that over ten million Europeans suffer from Age-Related Macular Degeneration, representing a vast unmet need and a significant  market opportunity,” commented Edmund Mickunas, ACT’s Vice President of Regulatory Affairs. “We are moving ahead aggressively to seek regulatory clearance from the European Medicines Agency to conduct clinical trials in Europe.”

Specific inclusion and exclusion requirements and Investigator contact information will be posted shortly at  http://clinicaltrials.gov. Patients and their caregivers should refer to this source rather than contacting ACT or its representatives.

About Advanced Cell Technology, Inc.
Advanced Cell Technology, Inc. is a biotechnology company applying cellular technology in the field of regenerative medicine. For more information, visit http://www.advancedcell.com.

Forward-Looking Statements
Statements in this news release regarding future financial and operating results, future growth in research and development programs, potential applications of our technology, opportunities for the company and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: limited operating history, need for future capital, risks inherent in the development and commercialization of potential products, protection of our intellectual property, and economic conditions generally. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in the company’s periodic reports, including the report on Form 10-K for the year ended December 31, 2009.  Forward-looking statements are based on the beliefs, opinions, and expectations of the company’s management at the time they are made, and the company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. Forward-looking statements are based on the beliefs, opinions, and expectations of the company’s management at the time they are made, and the company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. There can be no assurance that the Company’s clinical trials will be successful.
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